For the period ending November 30, 1998                     Exhibit 77I

File number 811-8229


PaineWebber S&P 500 Index Fund

On September 30, 1998, old Class A shares (which had been renamed Class X shares) were converted into Class Y shares. In addition, effective October 1, 1998, new Class A and Class C shares were first offered for sale to the public.

As they relate to the new offering and description of Class A and Class C, incorporated by reference are the distribution contracts, 12b-1 plans and new 18f-3 plan included in post-effective amendment No. 3 to the Fund's registration statement (Accession Number 928385-98-002034).